Exhibit 4.24
STATS CHIPPAC LTD.
PERFORMANCE SHARE PLAN 2009

RULES OF
THE STATS CHIPPAC LTD. PERFORMANCE SHARE PLAN 2009
1.	NAME OF THE PLAN

The Plan shall be called the “STATS ChipPAC Ltd. Performance Share Plan 2009”.
2.	DEFINITIONS

2.1	In the Plan, unless the context otherwise requires, the following words and expressions shall have the following meanings:

“Act”	:	The Companies Act, Chapter 50 of Singapore.

“Adoption Date”	:	The date on which the Plan is adopted by the Company in general meeting.

“Articles”	:	The Articles of Association of the Company, as amended from time to time.

“Auditors”	:	The auditors of the Company for the time being.

“Award”	:	A contingent award of Performance Shares granted under Rule 5.

“Award Date”	:	In relation to an Award, the date on which the Award is granted pursuant to Rule 5.

“Board”	:	The board of directors of the Company for the time being.

“Cause”	:	Means:

(a) the Participant’s conduct constituting fraud, bad faith, misconduct, breach of fiduciary duty, gross negligence, material violation of applicable securities laws, conduct that is the subject of a criminal proceeding in connection with his employment with the Group;

(b) the Participant’s failure or refusal to follow any lawful directive of the Board or CEO, provided that the Participant shall have received written notice from the Company of the specific acts of failure or refusal and shall have continued to engage in such acts or failures after receiving such notice;

(c) the Participant engaging in any act of dishonesty, misrepresentation or other moral turpitude against the Company; or

(d) the Participant’s failure to perform his duties and responsibilities in connection with his employment with the Group, provided that the Participant shall have received written notice from the Company of the failure and shall have continued to engage in such failure after receiving such notice.

“CDP”	:	The Central Depository (Pte) Limited.

“CEO”	:	The chief executive officer of the Company for the time

being.

“Change in Control”	:	Means:

		(a)	an acquisition by any person or group of persons acting together of Shares which hold more of the voting power of the Company’s voting Shares than do the Shares owned by Temasek or any of its subsidiaries;

		(b)	a merger or reorganisation of the Company which results in a shareholder of the Company other than Temasek or any of its subsidiaries holding more than 50% of the voting power of the Company’s voting Shares;

		(c)	a sale of all or substantially all of the Company’s assets; or

		(d)	a dissolution or liquidation of the Company.

“Committee”	:	The Executive Resource and Compensation Committee of the Company for the time being.

“Communication”	:	An Award and/or any correspondence made or to be made under the Plan (individually or collectively).

“Company”	:	STATS ChipPAC Ltd., a company incorporated in Singapore.

“EBITDA”	:	The Company’s financial statement net income, subject to add backs for the following items:

		(a)	tax expenses;

		(b)	interest expenses;

		(c)	depreciation and amortisation; and

		(d)	one-time and non-cash items (including but not limited to stock based compensation, equity grant expenses, restructuring and impairment).

“EBITDA Targets”	:	The EBITDA targets set by the Committee.

“EBITDA Valuation Formula”	:	Has the meaning ascribed to it in Rule 7.6.2.

“EP”	:	The Company’s economic profits determined as EBITDA less the following items:

		(a)	depreciation and amortisation;

		(b)	tax expenses; and

		(c)	cost of capital.

For these purposes, “cost of capital” means 11.295% of the aggregate of:

		(i)	net working capital (meaning, current assets (excluding cash and cash equivalents) less non-interest bearing liabilities);

		(ii)	net fixed assets (meaning, gross fixed assets less

accumulated depreciation);

(iii) goodwill; and

(iv) other non-current assets.

“EP Targets”	:	The EP targets set by the Committee.

“Free Cash Flow” or “FCF”	:	The Company’s EBITDA less the following items:

(a) tax expense;

(b) increase in working capital;

(c) capital expenditure and intangibles; and

(d) investment in the acquisition of the Bangkok facility from LSI (Thai) Ltd, a corporation incorporated in Thailand.

“FCF Targets”	:	The Free Cash Flow targets set by the Committee.

“Group”	:	The Company and its subsidiaries.

“Group Employee”	:	Any senior employee of the Group, including the CEO and any Group Executive Director.

“Group Executive Director”	:	A director of the Company and/or any of its subsidiaries, as the case may be, who performs an executive function.

“Listing Manual”	:	The listing manual of the Singapore Exchange.

“Market Day”	:	A day on which the Singapore Exchange is open for trading in securities.

“Ordinary Shares”	:	The number of outstanding Shares as of the Adoption Date on a fully-diluted basis, including Shares issuable upon conversion of all outstanding convertible bonds as of the Adoption Date, any Shares issued with regard to any future acquisition and any equity grants awarded prior to the Adoption Date, but for the avoidance of doubt does not include any adjustments due to dilution that may result from future share issuances (other than in the context of any future acquisitions involving the issuance of Shares and issuance of Shares with regard to equity grants awarded prior to the Adoption Date), or future grants of share options, restricted share units and performance shares. For the avoidance of doubt, the number of Ordinary Shares may not be varied by the Committee unless otherwise provided by these Rules.

“Participant”	:	The holder of an Award (including, where applicable, the executor or personal representative of such holder).

“Performance Multiplier”	:	Has the meaning ascribed to it in Rules 7.2.3(a), Rule 7.2.3(b) or Rule 7.2.4, as applicable.

“Performance Shares”	:	Represent unfunded and unsecured rights to receive Ordinary Shares.

“Performance Target Formula”	:	Has the meaning ascribed to it in Rule 7.2.3.

“Plan”	:	The STATS ChipPAC Ltd. Performance Share Plan 2009, as modified or altered from time to time.

“Prescribed Higher Amount”	:	Such dollar amount as set by the Committee.

“Prescribed Lower Amount”	:	Such dollar amount as set by the Committee.

“Qualified Public Offering”	:	Any public offering of the Shares on any stock exchange of recognized international reputation and standing duly approved by the Board.

“Qualified Termination”	:	In relation to a Participant, the termination of his employment with the Group due to that Participant’s death or disability, or the termination of his employment by the Group without Cause.

“Record Date”	:	The date fixed by the Company for the purposes of determining entitlements to dividends or other distributions to, or rights of, holders of Shares.

“Security Device”	:	Any smartcard, digital certificate, digital signature, encryption device, electronic key, logon identifier, password, personal identification number, and/or other code or any access procedure incorporating any one or more of the foregoing, designated by the Company for use in conjunction with the Plan.

“Shares”	:	Ordinary shares in the capital of the Company.

“Singapore Exchange”	:	The Singapore Exchange Securities Trading Limited.

“Syndication”	:	Means:

(a) any transfer and/or assignment of only economic interests underlying part or all of the Shares held by Temasek or any of its subsidiaries, pursuant to an agreement between Temasek or any of its subsidiaries and a third party(ies), whereby Temasek or any of its subsidiaries retains full voting power of such Shares; or

(b) any transfer and/or assignment of interests in part or all of the Shares held by Temasek or any of its subsidiaries to a third party(ies) pursuant to an agreement, whereby such third party(ies) agree to exercise its voting power in concert with Temasek or any of its subsidiaries.

“Temasek”	:	Temasek Holdings (Private) Limited, a company incorporated in Singapore.

“year”	:	Calendar year, unless otherwise stated.

“%”	:	Per centum or percentage.

2.2	Words importing the singular number shall, where applicable, include the plural number and vice versa. Words importing the masculine gender shall, where applicable, include the feminine and neuter gender.

2.3	Any reference to a time of a day in the Plan is a reference to Singapore time.

2.4	Any reference in the Plan to any enactment is a reference to that enactment as for the time being amended or re-enacted. Any word defined under the Act or any statutory modification thereof and not otherwise defined in the Plan and used in the Plan shall have the meaning assigned to it under the Act or any statutory modification thereof, as the case may be.
3.	OBJECTIVES OF THE PLAN

The Plan is a share incentive scheme. The Plan is proposed on the basis that it is important to retain staff whose contributions are essential to the well-being and prosperity of the Group and to give recognition to senior employees and executive directors of the Group who have contributed to the growth of the Group. The Plan will give Participants an opportunity to have a personal equity interest in the Company and will help to achieve the following positive objectives:
(a)	to align the interests of the Participants with the interests of the shareholders of the Company;

(b)	to retain key employees and executive directors of the Group whose contributions are essential to the long-term growth and profitability of the Group;

(c)	to instil loyalty to, and a stronger identification by Participants with the long-term prosperity of, the Group;

(d)	to attract potential employees with relevant skills to contribute to the Group and to create value for the shareholders of the Company; and

(e)	to motivate each Participant to optimise his performance standards and efficiency and to maintain a high level of contribution to the Group.
4.	ELIGIBILITY OF PARTICIPANTS, ELIGIBLE PARTICIPANTS AS AT ADOPTION DATE

4.1	Group Employees who have attained the age of 21 years and hold such rank as may be designated by the Committee from time to time shall, unless they are also controlling shareholders (as defined in the Listing Manual) of the Company or associates (as defined in the Listing Manual) of such controlling shareholders, be eligible to participate in the Plan at the absolute discretion of the Committee.

4.2	Up to 18 Group Employees may be awarded Performance Shares with respect to up to 3.35% of the outstanding Ordinary Shares, with the number of the Ordinary Shares available for delivery to be based on, subject as otherwise provided in these Rules and (in the case of the Group Employees other than the CEO) the Performance Target Formula, and further subject to:
(a)	the Company achieving the EP Targets; and

(b)	the Performance Multiplier,
at each time of vesting of the Performance Shares, whether on a pro-rata basis or completely. In the event that the Performance Multiplier is applied up to the maximum permissible under the Plan, an aggregate of up to 5.02% of the Ordinary Shares could be payable and available for delivery in respect of the Performance Shares.
5.	GRANT OF AWARDS

5.1	The Committee may grant Awards to such eligible Group Employees as the Committee may, on the recommendation of the management of the Company, select in its absolute discretion, at any time during the period when the Plan is in force.

5.2	The number of Performance Shares to be granted to a Participant in accordance with the Plan shall be recommended by the management of the Company and determined at the absolute discretion of the Committee, which shall take into account such criteria as it considers fit.

5.3	The Committee shall, on the recommendation of the management of the Company, decide in relation to an Award:
(a)	the Participant;

(b)	the Award Date;

(c)	the number of Performance Shares which are the subject of the Award; and

(d)	any other condition which the Committee may determine in relation to that Award.
5.4	No consideration shall be payable for Awards or for Ordinary Shares receivable upon vesting of the Performance Shares.

5.5	An Award shall be personal to the Participant to whom it is granted and, prior to the allotment to the Participant of the Shares to which the Award relates, shall not be transferred (other than to a Participant’s personal representative on the death of that Participant), charged, assigned, pledged or otherwise disposed of, in whole or in part, except with the prior approval of the Committee and if a Participant shall do, suffer or permit any such act or thing as a result of which he would or might be deprived of any rights under an Award without the prior approval of the Committee, that Award shall immediately lapse.
6.	CONSEQUENCES OF TERMINATION OF EMPLOYMENT, CHANGE IN CONTROL OR SALE

6.1	Consequences of Termination of Employment

6.1.1	An Award shall, to the extent not yet vested, immediately lapse without any claim whatsoever against the Company, and a Participant shall immediately forfeit all unvested Performance Shares comprised in any Award, in the event of termination of that Participant’s employment with the Group for Cause.

6.1.2	In the event of termination of a Participant’s employment with the Group in a Qualified Termination before the Performance Shares comprised in his Award have vested, then:
(a)	the Participant shall earn a pro-rata portion of the Performance Shares based on the length of the Participant’s employment with the Group during the period beginning on 1 January 2007 and ending on 31 December 2011, with the number of Ordinary Shares deliverable to be determined as and when the same is determined for the other Participants. Such pro-rata portion shall be determined in accordance with the same criteria and subject to the same performance metrics that such Participant’s Performance Shares would have been subject had the Participant continued his employment with the Company through 31 December 2011. Such terminated Participant shall receive payment with regard to his vested pro-rata portion of the Performance Shares on the same date the remaining Participants receive their vested Performance Share payments; and

(b)	in the event the vesting of the pro-rata portion of the Performance Shares occurs on 31 December 2011, the Committee shall have discretion as to whether or not 100% of the Ordinary Shares deliverable in payment of the pro-rata portion of the Performance Shares shall become immediately payable, or whether 50% of the pro-rata portion of the Performance Shares will be forfeited. Should the Ordinary Shares be unavailable for payment as marketable securities, such Participants shall receive, in the form of cash from the Company, the value of such Ordinary Shares that would be otherwise payable, as determined in accordance with the EBITDA Valuation Formula.
6.1.3	In the event of termination of a Participant’s employment with Group before the Performance Shares have vested:
(a)	otherwise than for Cause; or

(b)	otherwise than in a Qualified Termination,
the Committee shall have the discretion to determine whether or not such Participant shall be entitled to vesting and payment with respect to any portion of the unvested Performance Shares.

6.1.4	The Committee shall have the discretion to decide on the treatment of any unvested Performance Shares which have been forfeited pursuant to Rule 6.1. Without prejudice to the provisions of Rules 5.1, 5.2 and 5.3, such Performance Shares may be reallocated to any current, new or replacement Participants, taking into consideration the recommendations of the management of the Company.

6.2	Consequences of Change in Control or Sale

6.2.1	In the event of a Change in Control, vesting of all Performance Shares and determination of the number of Ordinary Shares deliverable shall accelerate immediately prior to such Change in Control event, and the Participants shall have the right to participate in any sale transaction with Temasek or any of its subsidiaries (as the case may be) on a tag-along basis in any transaction resulting in a Change in Control with respect to all Ordinary Shares deliverable.

6.2.2	In the event of a sale of Shares by Temasek or any of its subsidiaries which does not result in a Change in Control (including in any Qualified Public Offering but excluding in any Syndication), a pro-rata vesting of the Performance Shares comprised in outstanding Awards shall occur, and the Participants shall have the right to participate in any sale transaction with Temasek or any of its subsidiaries (as the case may be) on a tag-along basis with respect to all Ordinary Shares deliverable.

6.2.3	The consideration for the sale of any Shares pursuant to any transaction contemplated by Rule 6.2 shall be in the form of marketable securities. However, if marketable securities are not available, the Participants shall receive, in the form of cash from the Company, the value of such Ordinary Shares that would be otherwise payable, as determined in accordance with the EBITDA Valuation Formula.
7.	VESTING OF PERFORMANCE SHARES, DETERMINATION OF ORDINARY SHARES DELIVERABLE, PAYMENT AND OTHER PROVISIONS

7.1	Vesting of Performance Shares

Unless as otherwise provided in Rule 6, vesting of the Performance Shares comprised in outstanding Awards shall occur on 31 December 2011 and determination of the number of Ordinary Shares deliverable with respect to such Performance Shares shall occur thereafter in accordance with this Rule 7, subject to the Participant then being employed by the Group.

7.2	Determination of Number of Ordinary Shares Deliverable

7.2.1	The delivery of Ordinary Shares shall be subject to the Company achieving the EP Targets. If vesting of the Performance Shares occurs:
(a)	on 31 December 2011, only the EP Target for 2011 is applicable; and

(b)	before 31 December 2011, the EP Target for the most recently completed financial year or for the most recently completed four financial quarters, as determined by the Committee, is applicable.
7.2.2	The number of Ordinary Shares to be delivered shall be determined by the Committee and shall, subject as otherwise provided in Rule 7.2.4, be subject to the Performance Multiplier at each time of vesting of the Performance Shares, whether on a pro-rata basis or completely, the minimum of which would be 50% of the number of Performance Shares which are the subject of the Award for EP of at least the Prescribed Lower Amount below the relevant EP Target and the maximum of which would be 150% of the number of Performance Shares which are the subject of the Award for EP of the Prescribed Higher Amount or more above the relevant EP Target, rounded down to the nearest whole Ordinary Share. In the event that the Performance Multiplier is applied up to the maximum permissible under the Plan, an aggregate of up to 5.02% of the Ordinary Shares could be payable and available for delivery in respect of the Performance Shares.

7.2.3	In relation to all Participants other than the CEO, the EP Targets have been correlated to the EBITDA Targets and the Free Cash Flow Targets so that, subject to the Company achieving a minimum of the Prescribed Lower Amount below the applicable EP Target, the number of Ordinary Shares deliverable shall be calculated according to a weighted Performance Target Formula, with 70% of such Ordinary Shares to be determined using the EBITDA Target and the remaining 30% of such Ordinary Shares to be determined using the Free Cash Flow Target, both as set forth below:
(a)	EBITDA. 70% of the total number of Ordinary Shares earned and payable in respect of the Performance Shares comprised in an Award shall be based on an EBITDA Target for the financial year ending on 31 December 2011 as set by the Committee, applying the following Performance Multiplier:
(i)	100% at EBITDA Target;

(ii)	50% at an EBITDA Target derived from the level of the Prescribed Lower Amount below the corresponding EP Target;

(iii)	150% at an EBITDA Target derived from the level of the Prescribed Higher Amount above the corresponding EP Target, and proportionately between 50% and 150% of the EBITDA Target, in each case rounded down to the nearest whole Ordinary Share.

In the event that the Performance Shares vest before 31 December 2011, 70% of the number of Ordinary Shares deliverable shall be based on the EBITDA Target for the most recently completed financial year as set by the Committee, or for the most recently completed four financial quarters, as determined by the Committee.

(b)	Free Cash Flow. 30% of the total number of Ordinary Shares earned and payable in respect of the Performance Shares comprised in an Award shall be based on a Free Cash Flow Target for the financial year ending on 31 December 2011 as set by the Committee, applying the following Performance Multiplier:
(i)	100% at FCF Target;

(ii)	50% at an FCF Target derived from the level of the Prescribed Lower Amount below the corresponding EP Target;

(iii)	150% at an FCF Target derived from the level of the Prescribed Higher Amount above the corresponding EP Target, and proportionately between 50% and 150% of the FCF Target, in each case rounded down to the nearest whole Ordinary Share.

In the event that the Performance Shares vest before 31 December 2011, 30% of the number of Ordinary Shares deliverable shall be based on the FCF Target for the most recently completed financial year as set by the Committee, or for the most recently completed four financial quarters, as determined by the Committee.
7.2.4	In relation to the CEO, subject to the Company achieving a minimum of the Prescribed Lower Amount below the applicable EP Target, the number of Ordinary Shares deliverable shall be calculated based on an EP Target for the financial year ending 31 December 2011 as set by the Committee, applying the following Performance Multiplier:
(a)	100% at EP Target;

(b)	50% at the Prescribed Lower Amount below the EP Target;

(c)	150% at the Prescribed Higher Amount above the EP Target,
and proportionately between 50% and 150% of EP Target, in each case rounded down to the nearest whole Ordinary Share.

In the event that the Performance Shares vest before 31 December 2011, the number of Ordinary Shares deliverable shall be based on the EP Target for the most recently completed financial year as set by the Committee, or for the most recently completed four financial quarters, as determined by the Committee.

7.2.5	Notwithstanding any other provision of these Rules:
(a)	in relation to all Participants other than the CEO, where the relevant EBITDA Target and FCF Target are met but a minimum of the Prescribed Lower Amount below the applicable EP Target is not met; and

(b)	in relation to the CEO, where a minimum of the Prescribed Lower Amount below the applicable EP Target is not met, the Committee shall have the power, in its good faith and reasonable discretion, to determine the number of Ordinary Shares deliverable in respect of the Performance Shares comprised in an Award.
7.3	Payment

7.3.1	Subject to these Rules, to the Participant’s then being employed by the Group and on the basis that there is no event triggering full vesting of the Performance Shares and payout (or pro-rata vesting of the Performance Shares and payout in excess of 50%), upon vesting of the Performance Shares on 31 December 2011, 50% of the unissued Ordinary Shares deliverable in payment of the

Performance Shares comprised in an Award as determined pursuant to Rule 7.2 shall become immediately payable by way of an allotment to the Participant of the relevant number of Ordinary Shares. Should the Ordinary Shares be unavailable for payment as marketable securities, such Participants shall receive, in the form of cash from the Company, the value of such Ordinary Shares that would be otherwise payable, determined in accordance with the EBITDA Valuation Formula. The remaining 50% of the vested Performance Shares comprised in that Award shall remain as Ordinary Shares which have not been issued and shall be carried forward into a new share incentive plan to be adopted by the Company.

7.3.2	Payment shall be made as provided in these Rules no later than 15 March 2012, provided that the audited financial statements of the Company are then available. Otherwise, payment shall be made on such date as the Committee may determine to be appropriate.

7.4	Listing and Quotation of Shares

7.4.1	Where new Shares are allotted pursuant to these Rules at a time when the Shares are listed or quoted on the Singapore Exchange (and/or such other stock exchange upon which the Shares may be listed and quoted), the Company shall, as soon as practicable after such allotment, apply to the Singapore Exchange (and/or such other stock exchange upon which the Shares may be listed and quoted) for permission to deal in and for quotation of such Shares.

7.4.2	In the event that the Shares are then listed or quoted on the Singapore Exchange, Shares which are allotted to a Participant pursuant to these Rules shall, unless otherwise determined by the Committee, be issued in the name of, or transferred to, CDP to the credit of the securities account of that Participant maintained with CDP or the securities sub-account of that Participant maintained with a depository agent, in each case, as designated by that Participant.

7.5	Ranking of Shares

New Shares allotted and issued pursuant to these Rules shall:
(a)	be subject to all the provisions of the Articles and the Memorandum of Association of the Company; and

(b)	rank in full for all entitlements, including dividends or other distributions declared or recommended in respect of the then existing Shares, the Record Date for which is on or after the relevant vesting date of the Performance Shares, and shall in all other respects rank pari passu with other existing Shares then in issue.
7.6	Restrictions on Shares

7.6.1	Prior to a Qualified Public Offering, Shares allotted and issued pursuant to these Rules shall be subject to the following restrictions and rights:
(a)	a right of first refusal by Temasek or any of its subsidiaries, as the case may be, who is then a shareholder of the Company, on any sale by a Participant of his Shares; and

(b)	a call right by Temasek or any of its subsidiaries, as the case may be, who is then a shareholder of the Company, and a put right by the Participant (or, at the discretion of the Committee, the beneficiaries of such Participant in the event of the Participant’s death) upon termination of the Participant’s employment with the Group.
7.6.2	The price for the transfer of Shares pursuant to this Rule 7.6 shall be based on the following EBITDA Valuation Formula:
(a)	EBITDA of the Company multiplied by the ratio of enterprise value/EBITDA trailing twelve (12) months for the Company’s listed peers equals enterprise value* of the Company (“EV”).

* Enterprise value of Company’s listed peers is calculated based on the average share price during the last two fiscal quarters prior to the valuation date.

(b)	EV minus net debt of the Company and minority interest of the Company equals equity value at exit.

(c)	Price of shares equals equity value at exit divided by the Ordinary Shares at exit.
7.6.3	The restrictions and rights set out in this Rule 7.6 do not apply as long as the Shares are listed and traded on the Singapore Exchange and/or any other internationally recognized stock exchange, and shall lapse on any Qualified Public Offering of the Shares.

8	LIMITATIONS ON THE SIZE OF THE PLAN

8.1	The total number of Shares which may be issued pursuant to Awards granted under the Plan on any date:
(a)	when added to the total number of new Shares issued and issuable pursuant to Awards granted under the Plan, shall not exceed 5.02% of the total number of the outstanding Ordinary Shares; and

(b)	when added to the total number of new Shares issued and issuable pursuant to (i) Awards granted under the Plan, and (ii) any other equity grant plans adopted by the Company on or after the Adoption Date, shall not exceed 15% of the total number of issued Shares from time to time (excluding treasury shares).
8.2	The Ordinary Shares available for delivery under the Plan shall be authorized by the Company’s shareholders and all Ordinary Shares deliverable under the Plan will be authorized and approved by the Board.

8.3	Without prejudice to the provisions of Rule 6.1.4, Shares which are the subject of Awards which have lapsed for any reason whatsoever may be the subject of further Awards granted by the Committee under the Plan.
9.	ADJUSTMENT EVENTS

9.1	In the event of any dividend, share split, combination, or acquisition involving a share issuance or any exchange of shares, amalgamation, arrangement or consolidation, spin-off, recapitalisation or other distribution (other than ordinary cash dividends) of the assets of the Company to its shareholders, or any other change affecting the Ordinary Shares or the Share price, the Committee shall make such proportionate adjustments, if any, as necessary to reflect such change with respect to:
(a)	the aggregate number and type of shares (subject to compliance with applicable laws) that may be delivered under the Plan; and

(b)	the terms and conditions of any outstanding grants (including, without limitation, any applicable performance targets or criteria with respect thereto).
9.2	Notwithstanding the provisions of Rule 9.1, any adjustment (except in relation to a capitalisation issue) must be confirmed in writing by the Auditors (acting only as experts and not as arbitrators) to be in their opinion, fair and reasonable.

9.3	Upon any adjustment made pursuant to this Rule 9, the Company shall notify the Participants in writing and deliver statements setting forth the class and/or number of shares which are the subject of the adjusted Awards to such Participants. Any adjustment shall take effect upon such written notification being given or on such date as may be specified in such written notification.
10.	ADMINISTRATION OF THE PLAN

10.1	The Plan shall be administered by the Committee (or any other committee and/or persons duly authorized and appointed by the Board to administer the Plan) in its absolute discretion with such powers and duties as are conferred on it by the Board, provided that no member of the Committee shall participate in any deliberation or decision in respect of Awards granted or to be granted to him.

10.2	Except to the extent certain terms and conditions are required by the Plan, the Committee shall have the power to make and vary such arrangements, guidelines and/or regulations (not being inconsistent with the Plan) for the implementation and administration of the Plan, to give effect to the provisions of the Plan and/or to enhance the benefit of the Awards to the Participants, as it may, in its absolute discretion, think fit. Without prejudice to the generality of the foregoing, the Committee has the broad discretion to select the Participants at any time the Plan is in effect, determine the terms and conditions of each Award and reallocate any forfeited Performance Shares to any current, new or replacement Participants, taking into consideration the recommendations of the management of the Company. Any matter pertaining or pursuant to the Plan and any dispute, difference or uncertainty as to the interpretation of the Plan or any rule, regulation or procedure thereunder or any rights under the Plan shall be determined by the Committee and binding in all respects.

10.3	Neither the Plan nor Awards granted under the Plan shall impose on the Company or the Committee or any of its members any liability whatsoever in connection with:
(a)	the lapsing of any Awards pursuant to any provision of the Plan;

(b)	the failure or refusal by the Committee to exercise, or the exercise by the Committee of, any discretion under the Plan; and/or

(c)	any decision or determination of the Committee made pursuant to any provision of the Plan.
10.4	Any decision or determination of the Committee made pursuant to any provision of the Plan (other than a matter to be certified by the Auditors) shall be final, binding and conclusive (including for the avoidance of doubt, any decisions pertaining to disputes as to the interpretation of the Plan or any rule, regulation or procedure hereunder or the application of any formula hereunder or as to any rights under the Plan). The Committee shall not be required to furnish any reasons for any decision or determination made by it.
11.	NOTICES

11.1	Any notice required to be given by any Participant to the Company shall be sent or made to the registered office of the Company or such other address (including an electronic mail address) or facsimile number, and marked for the attention of the Committee (c/o the General Counsel of the Company), as may be notified by the Company to the Participant in writing.

11.2	Any notices or documents required to be given to a Participant or any correspondence to be made between the Company and a Participant shall be given or made by the Committee (or such person(s) as it may from time to time direct) on behalf of the Company and shall be delivered to a Participant by hand or sent to a Participant at his home address, electronic mail address or facsimile number according to the records of the Company or the last known address, electronic mail address or facsimile number provided by the Participant to the Company.

11.3	Any notice or other communication from a Participant to the Company shall be irrevocable, and shall not be effective until received by the Company. Any notice or communication from the Company to a Participant shall be deemed to be received by the Participant, when left at the address specified in Rule 11.2 or, if sent by post, on the day following the date of posting or, if sent by electronic mail or facsimile transmission, on the day of despatch.

11.4	Any Communication under the Plan may be communicated electronically through the use of a Security Device, or through an electronic page, site, or environment designated by the Company which is accessible only through the use of a Security Device, and such Communication shall thereby be deemed to have been sent by the designated holder of such Security Device.

11.5	The Company may accept and act upon any Communication issued and/or transmitted through the use of the Participant’s Security Device pursuant to Rule 11.4 (whether actually authorized by the Participant or not) as his authentic and duly authorized Communication and the Company shall be under no obligation to investigate the authenticity or authority of persons effecting the Communication or to verify the accuracy and completeness of the Communication and the Company may treat the Communication as valid and binding on the Participant, notwithstanding any error, fraud, forgery, lack of clarity or misunderstanding in the terms of such Communication.

11.6	All Communications issued and/or transmitted through the use of a Participant’s Security Device pursuant to Rule 11.4 (whether authorized by the Participant or not) are irrevocable and binding on the Participant upon transmission to the Company and the Company shall be entitled to effect, perform or process such Communications without the Participant’s further consent and without any further reference or notice to the Participant.

11.7	It shall be the Participant’s sole responsibility to ensure that all information contained in a Communication to the Company is complete, accurate, current, true and correct.

11.8	Participants shall ensure (and shall take all necessary precautions to ensure) that:
(a)	they comply with the Company’s procedural and/or operational guidelines relating to Security Devices;

(b)	all their Security Devices are kept completely confidential and secure; and

(c)	there is no unauthorized use or abuse of their Security Devices.

11.9	Participants shall notify and/or contact the Company immediately if they become aware, have reason to believe, or suspect that any Security Device has become compromised, including but not limited to where:
(a)	the security or integrity of any Security Device may have been compromised;

(b)	such Security Device has become known or been revealed to any other person;

(c)	there has been unauthorized use of the Security Device; and/or

(d)	such Security Device is lost, damaged, defective or stolen,
and Participants shall immediately cease to use such compromised Security Device until further notice from the Company. Participants shall be bound by all Communications and transactions resulting from any Communications made which are referable to any compromised Security Device until such time as the Company has received a notification from such Participants under this Rule 11.9.

11.10	The Company’s records of the Communications, and its record of any transactions maintained by any relevant person authorized by the Company relating to or connected with the Plan, whether stored in electronic or printed form, shall be binding and conclusive on a Participant and shall be conclusive evidence of such Communications and/or transactions. All such records shall be admissible in evidence and the Participant shall not challenge or dispute the admissibility, reliability, accuracy or the authenticity of the contents of such records merely on the basis that such records were incorporated and/or set out in electronic form or were produced by or are the output of a computer system, and the Participant waives any of his rights (if any) to so object.

11.11	Any provision in these Rules requiring a Communication to be signed by a Participant may be satisfied in the case of an electronic Communication, by the execution of any on-line act, procedure or routine designated by the Company to signify the Participant’s intention to be bound by such Communication.
12.	MODIFICATIONS TO THE PLAN

12.1	Any or all of the Rules of the Plan may be modified and/or altered at any time and from time to time by a resolution of the Committee, except that:
(a)	no modification or alteration shall adversely affect the rights attached to any Award granted prior to such modification or alteration except with the consent in writing of not less than three-quarters in number of those Participants whose rights would be so adversely affected;

(b)	the definitions of “Committee”, “Group” “Group Employee”, “Group Executive Director”, “Ordinary Shares” and “Participant” and the provisions of Rules 4, 5, 6, 7, 8, 9, 10 and this Rule 12 shall not be altered to the advantage of Participants except with the prior approval of the Company’s shareholders in general meeting; and

(c)	no modification or alteration shall be made without the prior approval of the Singapore Exchange and such other regulatory authorities as may be necessary.
For the purposes of Rule 12.1(a), the opinion of the Committee as to whether any modification or alteration would adversely alter the rights attached to any Award shall be final, binding and conclusive. For the avoidance of doubt, nothing in this Rule 12.1 shall affect the right of the Committee under any other provision of the Plan to amend or adjust any Award.

12.2	Notwithstanding anything to the contrary contained in Rule 12.1, the Committee may at any time by a resolution (and without other formality, save for the prior approval of the Singapore Exchange, if necessary) amend or alter the Plan in any way to the extent necessary or desirable, in the opinion of the Committee, to cause the Plan to comply with, or take into account, any statutory provision (or any amendment or modification thereto, including amendment of or modification to the Act) or the provision or the regulations of any regulatory or other relevant authority or body (including the Singapore Exchange, if applicable).

12.3	Written notice of any modification or alteration made in accordance with this Rule 12 shall be given to all Participants.

13.	TERMS OF EMPLOYMENT UNAFFECTED

The terms of employment of a Participant shall not be affected by his participation in the Plan, which shall neither form part of such terms nor entitle him to take into account such participation in calculating any compensation or damages on the termination of his employment for any reason.
14.	DURATION OF THE PLAN

14.1	The Plan shall continue to be in force at the discretion of the Committee, subject to a maximum period of ten years commencing on the Adoption Date, provided always that the Plan may continue beyond the above stipulated period with the approval of the Company’s shareholders by ordinary resolution in general meeting and of any relevant authorities which may then be required.

14.2	The Plan may be terminated at any time by the Committee or, at the discretion of the Committee, by resolution of the Company in general meeting, subject to all relevant approvals which may be required and if the Plan is so terminated, no further Awards shall be granted by the Committee hereunder.

14.3	The expiry or termination of the Plan shall not affect Awards which have been granted prior to such expiry or termination, whether such Awards have vested (whether fully or partially) or not.
15.	TAXES AND DEDUCTIONS

All taxes (including income tax) arising from the granting, vesting or delivery of any Award granted to any Participant under the Plan shall be borne by that Participant. There shall be deducted or withheld from any payment to be made under the Plan any amounts which the Company or any of its subsidiaries is entitled, authorized or bound to deduct or withhold pursuant to applicable laws to account of income tax or other levies payable on the payment or any other applicable law or regulation. Without prejudice to the generality of the foregoing, if the payment should be subject to contributions in connection with any mandatory public savings plan administered by any governmental authority or statutory board, the Company shall be entitled to reduce the payment by an amount equal to such contribution amounts required to be made.
16.	COSTS AND EXPENSES OF THE PLAN

16.1	Each Participant shall be responsible for all fees of CDP relating to or in connection with the issue and allotment of any Shares pursuant to the vesting of any Award in CDP’s name, the deposit of share certificate(s) with CDP, the Participant’s securities account with CDP, or the Participant’s securities sub-account with a CDP depository agent.

16.2	Save for the taxes referred to in Rule 15 and such other costs and expenses expressly provided in the Plan to be payable by the Participants, all fees, costs and expenses incurred by the Company in relation to the Plan including but not limited to the fees, costs and expenses relating to the allotment and issue of Shares pursuant to the vesting of any Award shall be borne by the Company.
17.	DISCLAIMER OF LIABILITY

Notwithstanding any provisions herein contained, the Committee and the Company and the directors and employees of the Company shall not under any circumstances be held liable for any costs, losses, expenses and damages whatsoever and howsoever arising in any event, including but not limited to the delay by the Company in issuing the Shares or applying for or procuring the listing of new Shares on the Singapore Exchange (and/or such other stock exchange upon which the Shares may be listed or quoted) in accordance with Rule 7.4.1.
18.	DISCLOSURES IN ANNUAL REPORT

The Company will make such disclosures in its annual report for as long as the Plan continues in operation as required by the Listing Manual including the following (where applicable):
(a)	the names of the members of the Committee administering the Plan;

(b)	in respect of the following Participants of the Plan:
(i)	Directors of the Company; and

(ii)	Participants (other than those in paragraph (i) above) who have received Shares pursuant to the vesting of Awards granted under the Plan which, in aggregate, represent 5% or more of the aggregate of the total number of new Shares available under the Plan, the following information:
(aa)	the name of the Participant; and

(bb)	the number of new Shares issued to such Participant during the financial year under review; and
(c)	in relation to the Plan, the following particulars:
(i)	the aggregate number of Performance Shares comprised in Awards granted under the Plan since the commencement of the Plan to the end of the financial year under review;

(ii)	the aggregate number of Performance Shares comprised in Awards which have vested under the Plan since the commencement of the Plan to the end of the financial year under review; and

(iii)	the aggregate number of Performance Shares comprised in Awards granted under the Plan which have not vested as at the end of the financial year under review, or as otherwise required under the Listing Manual from time to time.
19.	GOVERNING LAW

The Plan shall be governed by, and construed in accordance with, the laws of the Republic of Singapore. The Participants, by accepting grants of Awards in accordance with the Plan, and the Company submit to the exclusive jurisdiction of the courts of the Republic of Singapore.
20.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT, CHAPTER 53B

No person other than the Company or a Participant shall have any right to enforce any provision of the Plan or any Award by virtue of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.